Exhibit 4

DESCRIPTION OF REGISTRANT’S SECURITIES

We have an authorized capital of 100,000,000 shares divided into 50,000,000 shares of common stock with a par value of $0.001 per share and 50,000,000 shares of preferred stock with a par value of $0.01. No shares of preferred stock are presently designated in any “series” or are outstanding.

Common Stock

Each share is entitled to one vote at all meetings of shareholders, and there are no preemptive, cumulative voting rights or other rights not customary to standard issued common stock. However, our Amended and Restated Certificate of Incorporation grants the Board of Directors the following powers respecting our authorized common stock, which are in addition to any additional powers granted under the Delaware General Corporation Act:

(1) Dividends. Subject to the provisions of any Preferred Stock Series Resolution, the Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the common stock of the corporation.

No dividend (other than a dividend in capital stock ranking on a parity with the common stock or cash in lieu of fractional shares with respect to such stock dividend) shall be declared or paid on any share or shares of any class of stock or series thereof ranking on a parity with the common stock in respect of payment of dividends for any dividend period unless there shall have been declared, for the same dividend period, like proportionate dividends on all shares of common stock then outstanding.

(2) Liquidation. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary of involuntary, after payment or provision for payment of the debts and other liabilities of the corporation and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of the common stock shall be entitled to receive ratably any or all assets remaining to be paid or distributed.

(3) Voting Rights. Subject to any special voting rights set forth in any Preferred Stock Series Resolution, the holders of the common stock of the corporation shall be entitled at all meetings of shareholders to one vote for each share of such common stock held by them.

Prior, Parity or Junior Stock.

Whenever reference is made in this Article V to shares “ranking prior to” another class of stock or “on a parity with” another class of stock, such reference shall mean and include all other shares of the corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation are given preference over, or rank on an equality with, as the case may be, the rights of the holders of such other class of stock. Whenever reference is made to shares “ranking junior to” another class of stock, such reference shall mean and include all shares of the corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation are junior and subordinate to the rights of the holders of such class of stock.

Except as otherwise provided herein or in any Preferred Stock Series Resolution, each series of preferred stock ranks on a parity with each other and each ranks prior to the common stock. Common stock ranks junior to the preferred stock.

Liquidation.

For the purposes of Section 2 of Section B of this Article V and for the purpose of the comparable sections of any Preferred Stock Series Resolution, the merger or consolidation of the corporation, or the sale, lease or conveyance of all or substantially all the assets, property or business of the corporation, shall not be deemed to be a liquidation, dissolution or winding up of the corporation.

Reservation and Retirement of Shares.

The corporation shall at all times reserve and keep available, out of its authorized but unissued shares of common stock or out of shares of common stock held in its treasury, the full number of shares of common stock into which all shares of any series of preferred stock having conversion privileges from time to time outstanding are convertible.

Unless otherwise provided in a Preferred Stock Series Resolution with respect to a particular series of preferred stock, all shares of preferred stock redeemed or acquired (as a result of conversion or otherwise) shall be retired and restored to the status of authorized but unissued shares.

Repurchases of Capital Stock.

The corporation may, without shareholder approval, purchase, directly or indirectly, its own shares to the extent of the aggregate of its unrestricted capital surplus and unrestricted reduction surplus.

Preferred Stock

We have no outstanding series of designated preferred stock. Our Amended and Restated Certificate of Incorporation provides our Board of Directors with the following powers of designation of any series our authorized preferred stock, which are in addition to any additional powers granted under the Delaware General Corporation Act:

(1) The number of shares constituting that series and the distinctive designation of that series, or any increase or decrease (but not below the number of shares thereof then outstanding) in such number;

(2) The dividend rate on the shares of that series, whether such dividends, if any, shall be cumulative, and, if so, the date or dates from which dividends payable on such shares shall accumulate, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3) Whether that series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(4) Whether that series shall have conversion privileges with respect to shares of any other class or classes of stock or of any other series of any class of stock, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rates upon occurrence of such events as the Board of Directors shall determine;

(5) Whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including their relative rights of priority, if any, of redemption, the date or dates upon or after which they shall be redeemable, provisions regarding redemption notices, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

(7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

(8) The conditions or restrictions upon the creation of indebtedness of the corporation or upon the issuance of additional preferred stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation;

(9) The conditions or restrictions with respect to the issuance of, payment of dividends upon, or the making of other distributions to, or the acquisition or redemption of, shares ranking junior to the preferred stock or to any series thereof with respect to dividends or distribution of assets upon liquidation; and

(10) Any other designations, powers, preferences and rights, including, without limitation, any qualifications, limitations or restrictions thereof allowed by applicable law.

Any of the Series Terms, including voting rights of any series, may be made dependent upon facts ascertainable outside the Certificate of Incorporation and the Preferred Stock Series Resolution, provided that the manner in which such facts shall operate upon such Series Terms is clearly and expressly set forth in the Certificate of Incorporation or in the Preferred Stock Series Resolution.

Subject to the provisions of this Article V, shares of one or more series of preferred stock may be authorized or issued from time to time as shall be determined by and for such consideration as shall be fixed by the Board of Directors or a designated committee thereof, in an aggregate amount not exceeding the total number of shares of preferred stock authorized by this Certificate of Incorporation. Except in respect of series particulars fixed by the Board of Directors or its committee as permitted hereby, all shares of preferred stock shall be of equal rank and shall be identical. All shares of one series of preferred stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.